June 24, 2005

Streicher Mobile Fueling, Inc.
800 West Cypress Creek Road, Suite 580
Fort Lauderdale, Florida 33309

Re:	Registration Statement on Form S-8

Gentlemen:

We are counsel to Streicher Mobile Fueling, Inc., a Florida corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 24, 2005 (the "Registration Statement"), relating to the proposed offering by the Company of up to 350,000 shares of the Company's Common Stock, $.01 par value (the "Common Stock") pursuant to the Company’s 2001 Director Stock Option Plan (the “Plan”).

In this connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and written and oral statements of officers, legal counsel and accountants of the Company and of public officials, and other documents that we have considered necessary and appropriate for this opinion, and, based thereon, we advise you that, in our opinion:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Florida; and

2. The shares of Common Stock, when issued pursuant to and in accordance with the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Davis Graham & Stubbs LLP

Davis Graham & Stubbs LLP

Patricia Peterson . 303 892 7477 . Patricia.Peterson@dgslaw.com